Exhibit 10.1

AGREEMENT FOR THE ISSUANCE OF AND SUBSCRIPTION TO

NOTES CONVERTIBLE INTO SHARES AND SHARE SUBSCRIPTION WARRANTS

Between

curetis n.v.

and

ya ii PN, ltd

DATED October 2, 2018

THIS AGREEMENT IS MADE ON OCTOBER 2, 2018

BETWEEN:

(1)	CURETIS N.V., a Dutch public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, and its office address at Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany, and registered with the trade registry of the Dutch Chamber of Commerce under number 64302679 (the “Issuer”),

AND:

(2)	YA II pn, LTD, a limited liability company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services, Ugland House, George Town, Grand Cayman, and its principal office at 1012 Springfield Avenue Mountainside, NJ 07092, USA, represented by its Investment Manager Yorkville Advisors Global, LP, itself represented by its General Partner Yorkville Advisors Global II, LLC (the “Investor”),

The Issuer and the Investor are hereinafter referred to as a “Party” and together the “Parties”.

WHEREAS:

(A)	The Investor is an investment entity specialized in providing equity-linked financings.

(B)	The Issuer is a Dutch public limited liability company whose shares are listed on the regulated markets of Euronext Amsterdam N.V. and Euronext Brussels SA/NV, with the ticker symbol CURE and the International Securities Identification Number (ISIN): NL0011509294.

(C)	As at the date of this agreement (the “Agreement”), the Issuer has an authorized share capital (maatschappelijk kapitaal) of EUR 550,000 divided into 55,000,000 ordinary shares with a par value of EUR 0.01 each (the “Shares”, each a “Share”) of which 16,392,577 Shares have been issued.

(D)	The Parties desire that, upon terms and subject to the conditions contained herein, the Investor agrees to fund the Issuer up to EUR 20,000,000 (the “Commitment”), by subscribing to notes convertible into Shares and having the characteristics described in Schedule 2 (the “Notes”), over the course of a period of 36 months from the Closing Date (as defined in Clause 1.1 below).

(E)	The Parties also envisage that Share subscription warrants, having the characteristics described in Schedule 4, will be issued at the same time as certain series of Notes subscribed by the Investor (the “Warrants”) hereunder.

(F)	The general meeting of the Issuer held on June 21, 2018 (the “Shareholders’ Meeting”) has authorized the management board of the Issuer (the “Management Board”), subject to the approval of the Issuer’s supervisory board (the “Supervisory Board”), to issue, or grant rights for, Shares up to: (i) 10% of the Issuer’s issued share capital as at 21 June 2018 (such percentage amounting to 1,639,258 Shares) and (ii) 50% of the Issuer’s issued share capital as at 21 June 2018 (such percentage amounting to 8,196,289 Shares). The authorization under (ii) may be used to raise additional capital to support the execution of the Issuer’s strategy and the development of its business. In the same Shareholders’ Meeting, the Management Board was also authorized to, subject to the approval of the Supervisory Board, limit or exclude the pre-emption rights in respect of the issue, or grant of right to subscribe for, Shares. The foregoing authorizations of the Management Board are valid for a period of 18 months after 21 June 2018. As of the date hereof, the Management Board has not issued, or granted rights to subscribe for, Shares under the foregoing authorizations.

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(G)	The entry into this Agreement was approved by the Management Board on October 2, 2018 and by the Supervisory Board on September 27, 2018.

(H)	It is envisaged that the Investor shall subscribe for several tranches of Notes (each, a “Tranche”) up to an aggregate principal amount of EUR 20,000,000 with, as the case may be, Warrants issued simultaneously, in accordance with the terms and subject to the conditions hereof.

IT IS THEREFORE AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1.	In this Agreement, in addition to the definitions made elsewhere in this Agreement, the following terms shall, when written with a capital initial letter, have the definition ascribed to them below. In case of discrepancy between the definition appearing in this Clause 1 and that appearing in a specific provision of this Agreement, such latter definition will prevail.

“Additional Dividend”	shall have the meaning set forth in Paragraph 6.1 of Schedule 4.
“Affiliate”	shall have the meaning set forth in Schedule 2.
“Agent”	shall have the meaning set forth in Schedule 2.
“AFM”	means the Dutch Authority for the Financial Markets.
“Agreement”	means this agreement for the issuance of and subscription to Notes and Warrants, as may be amended from time to time.
“Anti-Corruption Laws”	shall have the meaning set forth in Schedule 2.
“Anti-Money Laundering Laws”	shall have the meaning set forth in Schedule 2.
“approved for issuance”	means in relation to Shares that no further approvals from the General Meeting are required for the Issuer to issue, or grant rights to subscribe for, such Shares and to exclude any pre-emption rights in connection therewith.
“Buy-back Price”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.
“By-laws”	shall have the meaning set forth in Schedule 2.
“CAATSA Sanctions Programs”	shall mean a country or territory that is, or whose government is, the subject of sanctions imposed by Public Law No. 115-44 (the Countering America’s Adversaries Through Sanctions Act).
“Closing Date”	shall have the meaning set forth in Schedule 2.
“Commitment”	shall have the meaning set forth in the recitals above.
“Commitment Fee”	shall have the meaning set forth in Clause 3.4.
“Commitment Period”	means the period of 36 months beginning on the Closing Date.
“Control”	shall have the meaning set forth in Schedule 2.
“Conversion”	shall have the meaning set forth in Paragraph 8.1. of Schedule 2.
“Conversion Amount”	shall have the meaning set forth in Paragraph 8.1. of Schedule 2.

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“Conversion Date”	shall have the meaning set forth in Paragraph 8.2. of Schedule 2.
“Conversion Notice”	shall have the meaning set forth in Paragraph 8.2. of Schedule 2.
“Conversion Period”	shall have the meaning set forth in Paragraph 8.1. of Schedule 2.
“Conversion Price”	shall have the meaning set forth in Paragraph 8.3. of Schedule 2.
“Convert”	shall have the meaning set forth in Paragraph 8.1. of Schedule 2.
“Covenant”	shall have the meaning set forth in Schedule 2.
“Daily VWAP”	means, as of any Trading Day, the daily volume weighted average price of the Share on Euronext in Amsterdam as reported by Euronext Amsterdam N.V.
“Euroclear”	means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.
“Euronext in Amsterdam”	means the regulated market of Euronext Amsterdam N.V.
“Euronext in Brussels”	means the regulated market of Euronext Brussels SA/NV.
“Event of Default”	shall have the meaning set forth in Schedule 2.
“FCPA”	means the Foreign Corrupt Practices Act of 1977, as amended.
“First Part of the First Tranche”	shall have the meaning set forth in Clause 2.1.
“First Tranche”	shall have the meaning set forth in Clause 2.1.
“General Meeting”	means the Issuer’s general meeting (algemene vergadering).
“Indebtedness”	shall have the meaning set forth in Schedule 2.
“Investor Group”	shall have the meaning set forth in Schedule 2.
“Legal and Due Diligence Fee”	shall have the meaning set forth in Clause 5.11.
“Legal Opinion”	shall have the meaning set forth in Clause 2.2.
“Listing Prospectus”	shall have the meaning set forth in Clause 4.2.4.
“Management Board”	shall have the meaning set forth in the recitals above.
“MAR”	means the Regulation n° 596/2014 of the European Parliament and of the Council of April 16, 2014.
“Market Price”	shall have the meaning set forth in Schedule 2.
“Material Adverse Change”	shall have the meaning set forth in Schedule 2.
“Maturity Date”	shall have the meaning set forth in Paragraph 4 of Schedule 2.
“Note(s)”	shall have the meaning set forth in the recitals above.
“Notice”	has the meaning set forth in Clause 5.1.

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“OFAC”	means the U.S. Department of Treasury’s Office of Foreign Asset Control.
“Parties”	shall have the meaning set forth in the recitals above.
“Pc%”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.
“Pricing Period”	shall have the meaning set forth in Schedule 2.
“Prior Dividend”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.
“Request”	has the meaning set forth in Clause 3.1.
“Retail Investors”	shall have the meaning set forth in Schedule 2.
“Sanction Laws”	shall have the meaning set forth in Schedule 2.
“Sanctions”	shall have the meaning set forth in Schedule 2.
“Sanctions Programs”	means any OFAC economic sanction program (including, without limitation, programs related to Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Second Part of the First Tranche”	shall have the meaning set forth in Clause 2.1.
“Share Issue Cap”	means, in respect of a Tranche, the maximum number of Shares to be issued upon conversion of Notes of that Tranche and the exercise of Warrants related to that Tranche.
“Share Value”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.
“Shareholders’ Meeting”	shall have the meaning set forth in the recitals above.
“Shares”	shall have the meaning set forth in the recitals above.
“Subscription Date”	shall have the meaning set forth in Clause 3.
“Subscription Price”	shall have the meaning set forth in Clause 2.1.
“Subsequent Tranche”	shall have the meaning set forth in Clause 3.
“Supervisory Board”	shall have the meaning set forth in the recitals above.
“Trading Day”	shall have the meaning set forth in Schedule 2.
“Tranche”	shall have the meaning set forth in the recitals above.
“Trigger Dividend”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.
“VWAP”	means the volume weighted average price (as reported by Euronext Amsterdam N.V).
“Warrant(s)”	shall have the meaning set forth in the recitals above.
“Warrant Exercise Date”	shall have the meaning set forth in Paragraph 5.2 of Schedule 4.
“Warrant Exercise Notice”	shall have the meaning set forth in Paragraph 5.2 of Schedule 4.

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“Warrant Exercise Period”	shall have the meaning set forth in Paragraph 5.1 of Schedule 4.
“Warrant Exercise Price”	shall have the meaning set forth in Paragraph 5.3 of Schedule 4.
“Warrant Exercise Ratio”	shall have the meaning set forth in Paragraph 5.3 of Schedule 4.
“Yield per Share”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.
“Yield per Share for the Additional Dividend”	shall have the meaning set forth in Paragraph 6.1. of Schedule 4.

1.2.	References in this Agreement to the Clauses and Schedules are to the Clauses of, and Schedules to, this Agreement and references to Paragraphs are to paragraphs in the Schedule in which such references appear. The Schedules form part of and are deemed to be incorporated in this Agreement.

1.3.	References in this Agreement to any act, statute or statutory provision include references to any such provision as amended, re-enacted or replaced (with or without modification) provided that this Clause 1.3 will not operate to impose any greater financial or other liability on any Party than it would have been under but for such amendment, re-enactment, replacement or modification.

1.4.	References in this Agreement to the singular include references to the plural and vice versa and references to the masculine gender include references to the feminine and neuter gender and vice versa.

1.5.	Headings in this Agreement are inserted for convenience only and will not affect the interpretation of this Agreement or any part of it.

1.6.	In this Agreement the words “includes”, “including” and “included” will be construed without limitation unless inconsistent with the context.

1.7.	The words “hereof”, “herein”, “herewith” and “hereunder” and words of similar import, when used in this Agreement, shall, in the absence of a specific provision to the contrary, refer to this Agreement as a whole.

2.	Issuance of and subscription to the Notes of the first tranche

2.1.	Issuance

On the Closing Date, the Issuer shall issue to the Investor three hundred and fifty (350) Notes (the “First Part of the First Tranche”). On the date of subscription to the one hundred and fifty (150) Notes as described under Clause 2.2 below (the “Second Part of the First Tranche” and together with the First Part of the First Tranche, the “First Tranche”), the Issuer shall issue to the Investor the Notes of the Second Half of the First Tranche.

The Notes of the First Tranche are issued at a subscription price per Note equal to 96% of their par value (the “Subscription Price”) and amounting, in the aggregate, to a principal amount of four million eight hundred thousand Euros (EUR 4,800,000). The Notes of the First Tranche shall each have a par value of ten thousand Euros (EUR 10,000) and are issued under the conditions and have the characteristics described in Schedule 2.

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2.2.	Subscription

Subject to obtaining a satisfactory capacity and validity legal opinion from the Issuer’s legal counsel in relation to the issuance of the Notes of the First Part of the First Tranche (the “Legal Opinion”), the Investor shall subscribe to the Notes of the First Part of First Tranche, by delivering the subscription form in the form attached as Schedule 1 and paying to the Issuer the full Subscription Price (adjusted by the Commitment Fee as provided for in Clause 3.4) by bank transfer in immediately available and freely transferable funds in Euros to a bank account notified to the Investor by the Issuer (or by another method of payment accepted by the Issuer) as follows:

-	on the Closing Date, subscription to three hundred and fifty (350) Notes of the First Tranche (i.e. the First Part of the First Tranche); and
-	within ninety (90) Trading Days from the Closing Date, subscription to one hundred and fifty (150) Notes of the First Tranche (i.e. the Second Part of the First Tranche).

2.3.	Share Issue Cap

The Share Issue Cap in connection with the issuance of the Notes of the First Tranche shall be for 2,750,000 Shares.

3.	SUBSEQUENT TRANCHES

From the subscription date of the Notes of the Second Part of the First Tranche (excluded) until the end of the Commitment Period, the Issuer shall have the right, but not the obligation, provided that all the conditions to the delivery of a Request and the funding of a Tranche set out in Clause 3.2 of this Agreement have been satisfied (or waived by the Investor), to from time to time ask for the disbursement of a Tranche (each a “Subsequent Tranche”), and the Investor shall have the obligation to subscribe for each such Subsequent Tranche within five (5) Trading Days from the delivery of the relevant Request. In the Request, the Issuer shall indicate the Share Issue Cap for the Notes of such Subsequent Tranche and for the Warrants to be issued with such Notes, being the minimum number of Shares to be available for issuance on the date of the Request according to Clause 3.2(vi).

Each Subsequent Tranche shall be funded by the Investor through the subscription by the Investor of Notes of the Issuer at the Subscription Price, i.e. 96% of their par value.

The aggregate principal amount of each Subsequent Tranche shall be equal to the lower of (i) five million Euros (EUR 5,000,000) and (ii) ten (10) times the combined average daily value traded on Euronext in Amsterdam and Euronext in Brussels in Euros of the Shares (as reported by Euronext) during the ten (10) Trading Days preceding the Request, up to a maximum aggregate principal amount of five million Euros (EUR 5,000,000) by Tranche, it being provided that the aggregate principal amount of each Subsequent Tranche may be increased or decreased upon mutual consent of the Investor and the Issuer.

Each subscription date of any Tranche being a “Subscription Date”.

Warrants having the characteristics described in Schedule 4, will be issued with each Subsequent Tranche subscribed by the Investor. The number of Warrants to be issued with each Subsequent Tranche shall be determined as follows:

25% * (aggregate principal amount of the Notes issued under a Subsequent Tranche Warrant ÷ Exercise Price for the Subsequent Tranche),

With the result rounded down to the nearest whole number.

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3.1.	Request

In order to request the disbursement of a Tranche, the Issuer will submit a written request to the Investor (a “Request”) in the form attached as Schedule 6.

A Request may be delivered by the Issuer at its sole and exclusive discretion, at any time from the tenth (10th) calendar day following the conversion into Shares and/or redemption (whether in one time or several times) of all the Notes that had been issued in connection with previous Tranches.

Upon such a Request, the Investor shall disburse the requested Tranche, in accordance with Clause 3.3, within five (5) Trading Days.

3.2.	Conditions to the funding of a Tranche

The obligation of the Investor to fund the requested Tranche are subject to the fulfillment on the date of funding of the requested Tranche, of each of the following conditions (unless waived by the Investor):

(i)	no Material Adverse Change (as defined in Schedule 2) shall have occurred;
(ii)	no event that constitutes an Event of Default (as defined in Schedule 2) and no triggering event that would constitute an Event of Default if not cured during the applicable cure period set out in Schedule 2, if any, shall be in existence;
(iii)	no suspension of the trading of the Shares on Euronext in Amsterdam (other than intra-day suspension at the request of Euronext Amsterdam N.V. under Euronext rules) shall have occurred over the ninety (90) preceding calendar days (including the date of the sending of the Request);
(iv)	the closing price on the day prior to the sending of the Request shall be of EUR 3.00 (subject to adjustments resulting from share consolidation or share split) or greater;
(v)	the Shares shall have had an average combined daily value traded on Euronext in Amsterdam and Euronext in Brussels of EUR 150,000 or greater (as reported by Euronext) during the week prior to each Request;
(vi)	the Issuer shall have at least:
-	two (2) times coverage of Shares (based on the Conversion Price (as defined in Schedule 2) approved for issuance to the Investor and/or Note holders upon conversion into Shares of the maximum amount of Notes to be issued for the applicable Tranche, increased, as the case may be, by the amount of any other outstanding Notes provided that for the purpose of this paragraph the Conversion Price shall be computed as if the Conversion Date were the date of the Request; and
-	one (1) time coverage of Shares approved for issuance to the Investor and/or Warrant holders upon exercise of the maximum number of Warrants to be issued for the applicable Tranche,

provided that the conditions from (i) through (vi) shall not apply to the funding of the First Part of the First Tranche.

3.3.	Subscription to the Notes

In order for the Investor to subscribe to the Notes, the Investor shall send the subscription form in the form attached as Schedule 1 to the Issuer together with the proof of payment of the applicable Subscription Price (adjusted by the Commitment Fee as provided for in Clause 3.4), by bank transfer in immediately available and freely transferable funds in Euros to a bank account notified to the Investor by the Issuer (or by another method of payment accepted by the Issuer), in which case the Issuer shall, immediately after receipt of the proof of payment, update the securities registers where the Notes and the Warrants are registered.

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3.4.	Commitment Fee in consideration for the disbursement of any Tranche

In consideration for the disbursement by the Investor of any Tranche, the Issuer shall pay to the Investor a commitment fee (the “Commitment Fee”) equal to 4% of the aggregate principal amount of the Notes issued under the requested Tranche, on the applicable Subscription Date.

For such purpose, the Parties expressly agree that the amount of the Commitment Fee due by the Issuer to the Investor shall be deducted from the Subscription Price of the Notes to be paid by the Investor to the Issuer on the applicable Subscription Date.

4.	AGREEMENTS of the Issuer and the investor

4.1.	Representations and warranties of the Issuer

The Issuer hereby represents and warrants to the Investor and each Note and Warrant holder that, unless a specific date is expressly provided for, the following shall be true and correct as of the Closing Date, and as of each Request, each Subscription Date, each Conversion Date and each Warrant Exercise Date:

(i)	It has full power and authority to enter into this Agreement and to perform all the obligations resulting therefrom.
(ii)	The execution of this Agreement and the performance of the obligations arising therefrom are not in violation of any provision of its By-laws (as defined in Schedule 2) or of any applicable contractual commitments with other parties (including, for the avoidance of doubt, any covenant whose breach would constitute an event of default under such contractual commitments).
(iii)	It has been duly registered with the trade register of the Chamber of Commerce (Handelsregister van de Kamer van Koophandel) in accordance with Dutch law.

(iv)	Its publicly available consolidated financial statements (geconsolideerde jaarrekening) for the financial year which ended on 31 December 2017 give a true and fair view (getrouw beeld) of the financial position of the Issuer as at 31 December 2017 and of its results and cash flows for the twelve months period which ended on 31 December 2017 in accordance with International Financial Reporting Standards and Interpretation (IFRIC) as endorsed by the European Union (EU-IFRS) and Part 9 of Book 2 of the Dutch Civil Code.
(v)	Its publicly available company financial statements (jaarrekening) for the financial year which ended on 31 December 2017 give a true and fair view (getrouw beeld) of the financial position of the Issuer as at 31 December 2017 and of its results for 2017 in accordance with Part 9 of Book 2 of the Dutch Civil Code.
(vi)	Its issued share capital is fully paid up.
(vii)	Recital C accurately reflects the details of the share capital of the Issuer.
(viii)	The information concerning the Issuer and the Shareholders’ Meeting and the Management Board’s resolution set forth in the recitals hereto is true in all material respects.
(ix)	It has complied with all applicable legal and regulatory requirements in respect of the issuance of the Notes and the Warrants, it being understood that the Issuer has taken all corporate action required for the First Tranche but not in relation to any Subsequent Tranche or issue of Warrants with such Subsequent Tranche.
(x)	No inside information within the meaning of Article 7 of MAR has been disclosed by the Issuer to the Investor and/or Yorkville Advisors Global, LP or any of their respective Affiliates or advisors.

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(xi)	Neither the Issuer nor its Affiliates, nor to the knowledge of the Issuer, any agent or other person acting on behalf of the Issuer or the Affiliates, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Issuer or its Affiliates (or made by any person acting on its behalf of which the Issuer is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.
(xii)	Neither the Issuer or its Affiliates, nor, to the Issuer’s knowledge, any director, officer, agent, employee or affiliate of the Issuer or its Affiliates, is a person that is, or is owned or controlled by a person that is:
-	on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time;
-	the subject of any sanctions under Sanction Laws;
-	has a place of business in, or is operating, organized, resident or doing business in a country or territory that is, or whose government is, the subject of Sanctions Programs.

Neither the Issuer or its Affiliates, nor, to the Issuer’s knowledge, any director, officer, agent, employee or affiliate of the Issuer or its Affiliates, is a person that is, or is owned or controlled by a person that has a place of business in, or is operating, organized, resident or doing business in a country or territory that is, or whose government is, the subject of the CAATSA Sanctions Programs.

4.2.	Commitments of the Issuer

4.2.1.	From the Closing Date until the later of (i) the end of the Commitment Period and (ii) the date on which neither Notes nor Warrants are outstanding, the Issuer commits (i) to keep the Shares listed on Euronext in Amsterdam and (ii) to comply with the covenants set out in Schedule 2 of this Agreement.

4.2.2.	From the Closing Date until the later of (i) the end of the Commitment Period and (ii) the date on which neither Notes nor Warrants are outstanding, the Issuer further commits not to communicate to the Investor and/or Yorkville Advisors Global, LP, any of their Affiliates, or any Note or Warrant holder, as the case may be, any inside information within the meaning of Article 7 of MAR, and, more generally, to do whatever is necessary so that none of these persons holds inside information as a result of the Issuer’s action or absence of action, as long as any Notes or Warrants are outstanding.

4.2.3.	The Issuer further commits to convene an extraordinary General Meeting which shall resolve on a resolution authorizing the Management Board, subject to the approval of the Supervisory Board, to issue additional Shares and/or rights to subscribe for Shares and to restrict or exclude pre-emptive rights in connection therewith, permitting the issuance of the Notes, the Warrants and the maximum number of underlying Shares upon Conversion of the Notes and exercise of the Warrants, to the extent required in connection with this Agreement, within the earlier of:

(i)	two months from the date on which the authority of the Management Board pursuant to the resolutions of the Shareholders' Meeting described under Recital (F) to issue Shares and/or rights to subscribe for Shares and to restrict or exclude pre-emptive rights in connection therewith will leave less than the following number of Shares available for issue:

-	one (1) time coverage of Shares (based on the Conversion Price calculated on such date) approved for issuance to the Investor and/or Note holders upon conversion into Shares of the outstanding Notes, plus
-	one (1) time coverage of Shares approved for issuance to the Investor and/or Warrant holders upon exercise of the outstanding Warrants,

(ii)	six (6) months before the expiration of the aforementioned authorization.

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In connection with the above mentioned extraordinary General Meeting, the Issuer further commits to use its commercially reasonable efforts (i) to obtain the quorum on the extraordinary General Meeting, (ii) to cause the Management Board to recommend to the shareholders that they approve the resolution, (iii) to obtain favourable vote undertakings from the shareholders which are affiliated with certain members of the Supervisory Board and (iv) to cause the Management Board and the Supervisory Board to subsequently vote in favour of the issuance of the additional Shares and/or rights to subscribe for Shares and the restriction or exclusion of pre-emptive rights in connection therewith at such times as required pursuant to this Agreement.

4.2.4.	The Issuer shall notify the Investor in writing as soon as practically possible (and in any case within no more than two (2) Trading Days) of:

(i)	the number of Shares it has approved for issuance to the Investor, Note holders and/or Warrant holders upon it no longer meeting the coverage levels set out in Clause 4.2.3 (i) and the date on which it intends to hold the extraordinary General Meeting referred to in Clause 4.2.3; and

(ii)	the number of Shares it has approved for issuance to the Investor, Note holders and/or Warrant holders after (i) a conversion of Notes or (ii) an issue or grant of rights to subscribe for Shares that resulted in a decrease in the number of Shares so approved for issuance, in each case in the period between the giving of the notice referred to in (i) of this Clause 4.2.4 and the end of the extraordinary General Meeting to be convened pursuant to Clause 4.2.3.

4.2.5.	Without prejudice to Clause 4.3, if the Dutch Authority for the Financial Markets (the "AFM") requires the preparation of a prospectus by the Issuer pursuant to the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht) in respect of the admission to trading of any Shares to be issued upon conversion of the Notes or exercise of the Warrants (the "Listing Prospectus"), the Issuer shall inform the Investor thereof and commits to use its commercially reasonable efforts to prepare the Listing Prospectus, obtain approval from the AFM of the Listing Prospectus and make the Listing Prospectus publicly available as soon as reasonably practicable (and in any case no later than four (4) months after the AFM’s request).

The Parties agree that the requirement to prepare and publish a Listing Prospectus will not affect the terms and conditions of this Agreement, except that the maturity of any outstanding Notes shall be automatically extended by such number of days that will be necessary for the Issuer to obtain the approval of the Listing Prospectus by the AFM.

4.2.6.	Notwithstanding the provisions of Clause 5.9 of the Agreement, the Issuer shall announce the terms of this transaction on the Closing Date in accordance with the requirements of the Euronext Rules, MAR, the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder or any applicable law or rules of any regulatory body. Such announcement shall include information relating to this Agreement as would be required to ensure that the summary (i) includes all information that would be material to an investor, and (ii) does not omit any material fact which would be of relevance to an investor’s proper understanding of the terms of this Agreement. The Issuer shall also make available on its website the content of Schedules 2 and 4.

4.3.	Commitments of the Investor

From the Closing Date until the later of (i) the end of the Commitment Period and (ii) the full conversion and/or redemption of all the outstanding Notes, the Investor represents, covenants and undertakes:

-	not to request any seat at the Management Board or the Supervisory Board;

-	alone or acting in concert, not to hold at any time a number of Shares higher than 4.99% of the outstanding number of Shares of the Issuer. For the sake of clarity, while calculating this ratio, only Shares already issued shall be taken into account, potential Shares resulting from the conversion of outstanding Notes held by the Investor or the exercise of outstanding Warrants held by the Investor shall not be taken into account;

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-	that in the event the AFM requires the preparation of a Listing Prospectus by the Issuer (as referred to in Clause 4.2.5 above), the Investor shall not send any Conversion Notice or Warrant Exercise Notice as from the date the Investor has been informed by the Issuer of such AFM’s request and until the date of approval of the Listing Prospectus by the AFM; and

-	that it is not, nor shall become, a Retail Investor.

5.	Miscellaneous

5.1.	Notices

Any notice, demand, consent, waiver or other communication required, given or made under this Agreement (a “Notice”) shall be made in writing, duly signed on behalf of the Party from which it originates and, subject to the forms applicable to the Subscription Form as set forth in Schedule 1, the Conversion Notice as set forth in Schedule 3, the Warrant Exercise Notice as set forth in Schedule 5 and the Request as set forth in Schedule 6, sent by express courier or by e-mail.

Any Notice sent by email shall be deemed to have been delivered on the day of transmission, provided however that, if a Notice is sent by e-mail and received by the addressee on a day which is not a Trading Day or after 8.00 pm CET on a Trading Day, it will instead be deemed to have been given or made on the next Trading Day.

The address and e-mail address for such Notice shall be:

(a)	if to the Issuer:

CURETIS N.V.

Address: Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany

Attention to: Oliver Schacht and Bernd Bleile

E-mail addresses: oliver.schacht@curetis.com and bernd.bleile@curetis.com

Phone number: +49 70314919510

Copy:

Linklaters LLP

Address: World Trade Centre, Zuidplein 180, Amsterdam, the Netherlands

Attention to: Joost Dantuma and Alexander Harmse

E-mail addresses: joost.dantuma@linklaters.com and alexander.harmse@linklaters.com

Phone number: +31 20 7996 261 and +31 20 7996 216

(b)	if to the Investor:

YA II PN, LTD

Address: 1012 Springfield Avenue Mountainside, NJ 07092, USA

Attention to: Saad Gilani

E-mail addresses: sgilani@yorkvilleadvisors.com and legal@yorkvilleadvisors.com

Phone number: + 1 201 985 8300

Copy:

Jeantet AARPI

Address: 87 avenue Kléber, 75116 Paris, France

Attention to: Cyril Deniaud

E-mail address: cdeniaud@jeantet.fr

Phone number: +33 (0)1 45 05 80 08

Each Party shall provide three (3) calendar days prior notice to the other Party of any change in address or e-mail address.

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5.2.	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies

This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the Parties or, in the case of a waiver, by an authorized representative of the Party waiving a condition or compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive a condition or compliance with one or more of the terms hereof, as the case may be.

No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

The rights and remedies herein provided are cumulative that either Party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy or breach.

5.3.	Binding Effect; No Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law; provided that the Investor may assign all or any of its rights under this Agreement to one or more companies of the Investor Group, it being understood that if the Investor makes such an assignment, it shall nonetheless remain liable for the performance of its obligations pursuant to this Agreement. For the avoidance of doubt, this Clause 5.3 does not impact or prohibit the transferability of the Notes and Warrants to be issued under this Agreement.

5.4.	Captions

All Clause titles or captions contained in this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections or clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

5.5.	Language

This Agreement is entered into in the English language which shall be the definitive version. Any translations are for the convenience of the Parties and shall not have any force or effect.

5.6.	Costs

Each Party shall pay its own costs and expenses, incurred in relation to the negotiation, preparation, signing and carrying into effect of this Agreement, except as set forth in Clause 5.12.

5.7.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Dutch law.

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5.8.	Jurisdiction

Any dispute arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

5.9.	Publicity

Each of the Parties to this Agreement hereby severally undertakes to each other that it will not make any public announcement or statement or communication or disclosure of whatever nature regarding this Agreement, the Notes or the Warrants without the prior written consent of the other Party (save for the announcement referred to in Clause 4.2.5 and any public announcement relating to the sending of a Request, or where required by the Euronext rules, MAR, the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder or any applicable law or rules of any regulatory body, in which event the relevant Party will consult to the extent legally permitted and feasible with the other Party prior to the making of such announcement, statement, communication or disclosure but will not be required to obtain the prior consent of the other Party).

5.10.	Full agreement

This Agreement represents the full agreement of the Parties. It is a substitute for and replaces all agreements and negotiations, oral or written, past and present dealing and agreements with respect to the matters discussed herein.

5.11.	No rescission

Each Party to this Agreement waives its rights under Sections 6:228 (Dwaling), 6:265 (Ontbinding) and, to the extent legally permissible, 6:230 (Wijziging op verzoek) of the Dutch Civil Code to rescind, annul or to dissolve this Agreement, in whole or in part.

5.12.	Legal and Due Diligence Fee

The Issuer shall pay to the Investor a Legal and Due Diligence Fee of EUR 50,000, it being specified that (i) EUR 25,000 has been paid in cash upon signing the term sheet (which the Investor acknowledges and for which it gives the Issuer full and complete discharge) and (ii) the balance (i.e. EUR 25,000) shall be paid within five (5) Trading Days from the Closing Date.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized on the date first above written.

In two (2) original copies

CURETIS N.V. /s/ Oliver Schacht, PhD. Signed by Oliver Schacht, Ph.D. CEO	YA II PN, LTD /s/ David Gonzalez Signed by David Gonzalez, in his capacity as Member of Yorkville Advisors Global II, LLC

CURETIS N.V. /s/ Oliver Schacht, PhD. Signed by Dr. Achim Plum CBO

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Schedule 1

SUBSCRIPTION FORM OF THE NOTES

CURETIS N.V.

a Dutch public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, and its office address at Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany, and registered with the trade registry of the Dutch Chamber of Commerce under number 64302679

SUBSCRIPTION FORM

The undersigned:

YA II PN, LTD

A limited liability company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services, Ugland House, George Town, Grand Cayman, and its principal office at 1012 Springfield Avenue Mountainside, NJ 07092, USA, represented by its Investment Manager Yorkville Advisors Global, LP, itself represented by its General Partner Yorkville Advisors Global II, LLC;

After reading the articles of association of the company CURETIS N.V. (the ”Issuer”), as well as the terms and conditions of the issuance by the Issuer of Notes and Warrants;

As these terms and conditions are specified by the Management Board’s resolutions of [∙], 2018, combined with the terms of the issuance agreement for the issuance of and subscription to notes convertible into shares and share subscription warrants signed on October 2, 2018, between the Issuer and the undersigned (the “Agreement”);

Declare subscribing by this subscription form to the [∙] ([∙]) Notes, each with a par value of EUR 10,000, [it being provided that [∙] Warrants are issued simultaneously], under the following conditions:

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

[Only applicable for the First Tranche]

1	Number of Notes	[∙] Notes
2	Aggregate principal amount of the Notes	EUR [∙]
3	Subscription price of the Notes (96% of (2))	EUR [∙]
4	Amount of the Commitment Fee due by the Issuer to the Investor regarding the issuance of the Tranche (4% of (2))	EUR [∙]

[Only applicable for the Subsequent Tranches]

1	Number of Notes	[∙] Notes
2	Aggregate principal amount of the Notes	EUR [∙]
3	Subscription price of the Notes (96% of (2))	EUR [∙]
4	Trading Days constituting the Pricing Period	[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙]
5	Lowest Daily VWAP over the applicable Pricing Period	EUR [∙]

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6	Warrant Exercise Price[1] of the Warrants issued at the same time as the Notes (rounded down to the nearest 100th)	EUR [∙]
7	Number of Warrants (rounded down) issued at the same time as the Notes: 25% * ((2)÷(6))	[∙]
8	Amount of the Commitment Fee due by the Issuer to the Investor regarding the issuance of the Tranche (4% of (2))	EUR [∙]

The net aggregate subscription price of the Notes, after deduction of the amount of the Commitment Fee (in accordance with Clause 3.4 of the Agreement), is equal to [∙] Euros (EUR [∙]) and shall be wired on the Issuer’s bank account opened with ABN AMRO Bank N.V. whose details are as follows:

Account holder: CURETIS NV

IBAN: NL72 ABNA 0556 5699 38

BIC SWIFT: ABNANL2A

Bank: ABN AMRO Bank N.V.

On [∙],

In two (2) original copies, one of which was provided on a separate sheet of paper, to the undersigned that acknowledges it.

___________________________

YA II PN, LTD

[1] The Warrant Exercise Price shall be equal to 135% of the Market Price on the date of the applicable Request.

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Schedule 2

CHARACTERISTICS OF THE NOTES

Definitions:

“Affiliate”	means (i) with respect to a person, any other person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person, and (ii) with respect to the Investor, any fund managed by Yorkville Advisors Global, LP.
“Agent”	means ABN AMRO Bank N.V., the listing agent and ENL issuing agent for Euroclear for the Issuer.
“Agreement”	means the agreement for the issuance of and subscription to Notes and Warrants between the Issuer and the Investor dated October 2, 2018, as may be amended from time to time.
“Anti-Corruption Laws”	means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of the Netherlands, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, the Dutch Criminal Code (Wetboek van Strafrecht) and any other laws of another jurisdiction which may apply.
“Anti-Money Laundering Laws”	means all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, international, as amended from time to time, including without limitation all applicable laws of the Netherlands, the United Kingdom, the United States, or any other laws of another jurisdiction which may apply, that relate to money laundering, terrorist financing, financial record keeping and reporting requirements.
“approved for issuance”	means in relation to Shares that no further approvals from the Issuer’s general meeting are required for the Issuer to issue, or grant rights to subscribe for, such Shares and to exclude any pre-emption rights in connection therewith.
“By-laws”	means the articles of association (statuten) of the Issuer, as may be amended from time to time.
“CAATSA Sanctions Programs”	shall mean a country or territory that is, or whose government is, the subject of sanctions imposed by Public Law No. 115-44 (the Countering America’s Adversaries Through Sanctions Act).
“Closing Date”	shall mean the date of signing the Agreement.
“Commitment Period”	means the period of 36 months beginning on the Closing Date.

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“Control”

means, in relation to a person, the beneficial ownership, directly or indirectly of:

(i)       in the case of a company, cooperative, corporation or a limited liability company, shares or securities of that company, cooperative or corporation:

1.      which entitle the holder, alone or pursuant to an agreement with one or more other persons, to elect a majority of the members of the executive board, non-executive board or one-tier board of the company, cooperative or corporation; or

2.      representing more than 50% of the company's or corporation’s share capital or, in case of a cooperative, members' funding; or

3.      which entitle the holder, alone or pursuant to an agreement with one or more other persons, to more than 50% of the votes which may be cast at the shareholders or members’ meetings of that company, cooperative or corporation; or

(ii)       in the case of a partnership (other than a limited partnership), limited liability partnership, joint venture or any other unincorporated association or organisation, ownership interests therein representing more than 50% of the voting interest of that entity by contract or otherwise; or

(iii)       in the case of a limited partnership, (a) if the general partner of the limited partnership is a company or corporation, sufficient securities of that company or corporation to satisfy the criteria in paragraph (i) of this definition, or (b) if the general partner of the limited partnership is an entity other than a company or corporation, sufficient ownership interests of that entity to satisfy the criteria in paragraph (ii) of this definition; or

(iv)       in the case of a trust, estate, body or any other person (other than an individual) not falling within (i), (ii) or (iii) above, more than 50% of the beneficial interest therein; or

(v)       in the case of a fund, the right, directly or indirectly through a body corporate Controlled by another person, to be the sole or predominant manager or adviser to that fund.

“Covenant”

shall mean any of the following covenants from the Issuer, which shall apply as from the Closing Date and as long as any Notes or Warrants are outstanding:

1. The Issuer will at all times and in all material respect uphold, comply and act in accordance with all the provisions applicable to the Issuer of the Euronext rules, MAR, the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder, as well as all rules and regulations promulgated under the foregoing laws and acts, the By-laws, and all other laws and regulations applicable to the Issuer from time to time.

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2. The Issuer will, and the Issuer will cause the Issuer's Affiliates to:

(i)    do all reasonable things necessary to preserve and keep in full force and effect their corporate existences, rights and franchises, provided that this shall not prevent the Issuer from carrying out internal restructurings and reorganisations, including (i) carrying out amalgamations, mergers, demergers, corporate reconstructions; (ii) entering into a single transaction or a series of transactions to sell, lease, transfer or otherwise dispose of any asset; (iii) investing in joint venture enterprises; (iv) acquiring companies or any share or a business or undertaking; (v) incorporating companies or amending the constitutional documents; and (vi) issuing and cancelling shares;

(ii)   insure their assets and businesses in such manner and to such extent as is customary for companies engaged in the same or similar business in similar locations; and

(iii)  pay and discharge all taxes, assessments and governmental charges or levies imposed upon them or upon their income or profits, or upon any of their properties; provided that it shall not be required to pay or discharge any such tax, assessment, charge, levy or claim which is being contested in good faith.

3. The Issuer shall not legally merge or publicly announce any potential legal merger with or into any other person or entity, where the Issuer is not the surviving corporation, other than with the prior written consent of the Investor (such consent not to be unreasonably withheld).

4. The Issuer will not, directly or indirectly, dispose of all or substantially all of its assets now owned or hereafter acquired in a single transaction (or a series of related transactions), unless such disposal is in the ordinary course of business and approved by the Management Board of the Issuer.

5. The Issuer shall not declare or pay any dividends in the form of assets or shares of the Issuer.

6. Notwithstanding the provisions of Clause 5.9 of the Agreement, as from the Closing Date, the Issuer shall (i) make available on its website a table in order to follow-up the number of outstanding Notes, Warrants and Shares issued upon conversion of the Notes or exercise of the Warrants and (ii) update such table immediately after the receipt of any Subscription Form, Conversion Notice or Warrant Exercise Notice sent by the Investor.

7. So long as any of the Notes remains outstanding, the Issuer will not grant any mortgage over its present or future real property assets or interests, nor any pledge on all or part of its businesses nor other security interest, lien or pledge over all or part of its assets or income, present or future, in order to guarantee any present or future Indebtedness or liability for borrowed money (by way of guarantee or otherwise), other than any security, netting or set-off arrangement granted or entered into with a financial institution pursuant to the general banking terms and conditions applied by financial institutions of the relevant jurisdiction generally.

8. Without the prior written approval of the Investor, the Issuer shall not contract, create, incur or suffer to come into existence any Indebtedness in an amount greater than EUR 4,000,000, other than the following:

•         the Notes;

•         Indebtedness incurred in the normal course of business, which for the avoidance of doubt, includes incurring further indebtedness under the Issuer’s EUR 25 million facility agreement with the European Investment Bank; and

•         Indebtedness resulting from a sale and lease back arrangement on real estate property.

9. From the Closing Date until the twentieth (20th) business day following the conversion into Shares and/or redemption of all the outstanding Notes, the Issuer shall not participate in any variable rate equity financing transactions, i.e. securities issued by the Issuer for which the conversion price or exercise price is variable, such as equity lines and convertible debenture structures similar to the transaction proposed in this Agreement. The Issuer shall not use any existing variable rate equity financing during a 30-day period preceding the sending of a Request. For the sake of clarity, the Issuer shall remain free to participate in any non-variable rate equity financing transaction.

10. The Issuer shall comply with the disclosure requirements regarding inside information under Article 17 of the Regulation n°596/2014 of MAR.

11. The Issuer shall not communicate to the Investor any inside information within the meaning of Article 7 of MAR.

12. Neither the Issuer nor any Affiliate shall, directly or indirectly, use any portion of the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any person (i) to fund, either directly or indirectly, any activities or business of or with any person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any sanctions administered or enforced by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (“Sanctions”) or Sanctions Programs, (iv) or in any manner or in a country or territory, that, at the time of such funding, is, or whose government is, the subject of CAATSA or CAATSA Sanctions Programs or (iv) in any other manner that will result in a violation of the FCPA, Sanctions or Sanctions Programs or CAATSA.

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8. Without the prior written approval of the Investor, the Issuer shall not contract, create, incur or suffer to come into existence any Indebtedness in an amount greater than EUR 4,000,000, other than the following:

•         the Notes;

•         Indebtedness incurred in the normal course of business, which for the avoidance of doubt, includes incurring further indebtedness under the Issuer’s EUR 25 million facility agreement with the European Investment Bank; and

•         Indebtedness resulting from a sale and lease back arrangement on real estate property.

9. From the Closing Date until the twentieth (20th) business day following the conversion into Shares and/or redemption of all the outstanding Notes, the Issuer shall not participate in any variable rate equity financing transactions, i.e. securities issued by the Issuer for which the conversion price or exercise price is variable, such as equity lines and convertible debenture structures similar to the transaction proposed in this Agreement. The Issuer shall not use any existing variable rate equity financing during a 30-day period preceding the sending of a Request. For the sake of clarity, the Issuer shall remain free to participate in any non-variable rate equity financing transaction.

10. The Issuer shall comply with the disclosure requirements regarding inside information under Article 17 of the Regulation n°596/2014 of MAR.

11. The Issuer shall not communicate to the Investor any inside information within the meaning of Article 7 of MAR.

12. Neither the Issuer nor any Affiliate shall, directly or indirectly, use any portion of the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any person (i) to fund, either directly or indirectly, any activities or business of or with any person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any sanctions administered or enforced by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (“Sanctions”) or Sanctions Programs, (iv) or in any manner or in a country or territory, that, at the time of such funding, is, or whose government is, the subject of CAATSA or CAATSA Sanctions Programs or (iv) in any other manner that will result in a violation of the FCPA, Sanctions or Sanctions Programs or CAATSA.

“Coverage Levels”

shall mean:

(i)         one (1) time coverage of Shares (based on the Conversion Price calculated on such date) approved for issuance to the Investor and/or Note holders upon conversion into Shares of the outstanding Notes, plus

(ii)        one (1) time coverage of Shares approved for issuance to the Investor and/or Warrant holders upon exercise of the outstanding Warrants.

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“Coverage Level Notification”

shall mean:

(i)    the notification by the Issuer to the Note holders upon it breaching the Coverage Levels, specifying the number of Shares that the Issuer has approved for issuance to the Investor, the Note holders and/or Warrant holders, the date of breaching the Coverage Levels and the date on which it intends to hold an extraordinary general meeting to resolve on a proposal authorizing the Management Board, subject to the approval of the supervisory board of the Issuer, to issue, or grant rights to subscribe for, Shares and to exclude pre-emption rights in connection therewith (the “EGM”); and

(ii)   any subsequent notification by the Issuer to the Note holders of the number of Shares that the Issuer has approved for issuance to the Investor and Note holders after (i) a conversion of Notes or (ii) an issue or grant of rights to subscribe for Shares that resulted in a decrease in the number of Shares approved for issuance to the Investor, Note holders and/or Warrant holders, in each case in the period between the giving of the notice and the end of the EGM referred to in (i).

“Daily VWAP”	means, as of any Trading Day, the daily volume weighted average price of the Share on Euronext in Amsterdam as reported by Euronext Amsterdam N.V.
“Event of Default”

shall mean any of the following occurrences which is not cured, if applicable, within ten (10) calendar days of such occurrence:

(i)         default by the Issuer in the repayment of principal under the Notes when due, or the payment of the Legal and Due Diligence Fee in accordance with Clause 5.12 of the Agreement when due;

(ii)        failure by the Issuer to observe or perform any Covenant;

(iii)       failure by the Issuer to pay the cash due in connection with the settlement of the Warrants if the Issuer is unable to issue the number of Shares required upon the exercise of a Warrant or Warrants due to such number of Shares exceeding the Share Issue Cap and/or the Issuer not having sufficient shareholders’ authorizations or sufficient authorized capital under its By-laws, in accordance with Paragraph 5.3 of Schedule 4;

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(vi)       any representation and warranty of the Issuer proves to have been materially incorrect or misleading when made;

(vii)      failure by the Issuer to pay any Indebtedness or liability for borrowed money (by way of guarantee or otherwise) when due or within any applicable grace period, other than any such failure resulting from a good faith error which is diligently corrected, or failure by the Issuer to observe or perform any term, covenant or agreement contained in any agreement or instrument by which it is bound evidencing or securing any such Indebtedness or liability for borrowed money for a period of time which would cause or permit the acceleration of the maturity thereof, except if such Indebtedness or liability is contested in good faith by the Issuer;

(viii)     the Issuer voluntarily suspends or discontinues substantially all of its business, liquidates substantially all of its assets, or bankruptcy, moratorium, insolvency or similar proceedings for relief of financially distressed debtors shall be instituted by or against the Issuer;

(ix)       a final judgement for the payment of money in excess of EUR 2,000,000 is rendered by a court of competent jurisdiction against the Issuer, and the Issuer does not discharge the same or provide for its discharge in accordance with its terms or procure a stay of execution thereof within sixty (60) calendar days after the date of entry thereof and within said period of sixty (60) calendar days (or such longer period during which execution of such judgment shall have been stayed) appeal therefrom and cause the execution thereof to be stayed during such appeal; and

(x)        failure by the Issuer to issue Shares to each Note holder in accordance with the terms of the Agreement, unless the Issuer has satisfied the Conversion in cash in accordance with Clause 8.3 of Schedule 2;

it being specified that:

•         the Issuer shall indemnify the Note holders against any expense reasonably incurred and duly justified in collecting unpaid amount hereunder;

•         forthwith upon the occurrence of any Event of Default or of any triggering event which if not cured during the applicable cure period would constitute an Event of Default, the Issuer will deliver to the Note holders a certificate of the Management Board specifying the nature and period of existence thereof and the action which the Issuer is taking and proposes to take with respect thereto, it being specified that (i) should the Event of Default constitute inside information within the meaning of Article 7 of MAR, the Issuer shall not communicate such information to the Note holders before it is made public to the investment community through a press release, (ii) in the specific case of the announcement of a legal merger referred to in Covenant n°3 above, the Issuer and the Investor shall discuss in good faith, within twenty (20) calendar days from the public announcement, the possibility to implement a transaction similar to that contemplated hereunder within the surviving entity (without prejudice of the Investor’s right to immediately request the early redemption of the Notes).

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“Euroclear”	means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.
“Euronext in Amsterdam”	means the regulated market of Euronext Amsterdam N.V.
“Euronext in Brussels”	means the regulated market of Euronext Brussels SA/NV.
“FCPA”	means the Foreign Corrupt Practices Act of 1977, as amended.
“General Meeting”	means the Issuer’s general meeting (algemene vergadering).
“Indebtedness”

means any indebtedness for or in respect of:

i.        any monies borrowed pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument;

ii.         the amount of any liability in respect of any guarantee for any of the items referred to in paragraph (i) above,

it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs.

“Investor”	means YA II PN, LTD, a limited liability company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services, Ugland House, George Town, Grand Cayman, and its principal office at 1012 Springfield Avenue Mountainside, NJ 07092, USA.
“Investor Group”	shall mean the Investor and its Affiliates.
“Issuer”	means CURETIS N.V., a Dutch public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, and its office address at Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany, and registered with the trade registry of the Dutch Chamber of Commerce under number 64302679.
“Legal and Due Diligence Fee”	means the Legal and Due Diligence Fee of EUR 50,000 payable by the Issuer, it being specified that (i) EUR 25,000 has been paid in cash upon signing the term sheet (which the Investor acknowledges and for which it gives the Issuer full and complete discharge) and (ii) the balance (i.e. EUR 25,000) shall be paid within five (5) Trading Days from the Closing Date.
“Management Board”	means the management board of the Issuer.
“MAR”	means the Regulation n° 596/2014 of the European Parliament and of the Council of April 16, 2014.
“Market Price”	shall mean the lowest Daily VWAP for the Share over the applicable Pricing Period.

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“Material Adverse Change”	means an event or circumstance that constitutes a material adverse change in the assets or financial or trading position of the Issuer, provided that any such change will be deemed materially adverse only if it has or is reasonably likely to have a net adverse impact on the assets or financial or trading position of the Issuer in excess of EUR 5,000,000.
“Note(s)”	means notes convertible into Shares and having the characteristics described in this Schedule 2,
“Notice”	means any notice, demand, consent, waiver or other communication required, given or made under the Agreement, which shall be made in writing and shall be duly signed on behalf of the party from which it originates.
“OFAC”	means the U.S. Department of Treasury’s Office of Foreign Asset Control.
“Retail Investors”	means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended).
“Pricing Period”	shall mean the ten (10) consecutive Trading Days immediately preceding the relevant date to be considered in order to determine the Conversion Price (in accordance with Paragraph 8.3 of this Schedule 2) or the Warrant Exercise Price (in accordance with Paragraph 5.3 of Schedule 4). In the case of a Conversion of Notes, Pricing Period shall mean the Trading Days during which the Investor (or the relevant Note holder as the case may be) has not sold any Share in the market among the ten (10) consecutive Trading Days expiring on the Trading Day immediately preceding the applicable date.
“Sanction Laws”	means any economic, financial or other Sanctions, Sanctions program or other sanctions laws or embargos administered or enforced by a competent governmental authority, including without limitation: (i) the United Nations Security Council; (ii) the European Union; (iii) the governmental institutions and agencies of the United States, including the OFAC; and (iv) the governmental institutions and agencies of the United Kingdom, including Her Majesty's Treasury ("HMT").
“Sanctions”	means any sanctions administered or enforced by OFAC, the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.
“Sanctions Program”	means any OFAC economic sanction program (including, without limitation, programs related to Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Shares”	means ordinary shares with a par value of EUR 0.01 each in the capital of the Issuer.

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“Share Issue Cap”	means, in respect of a Tranche, the maximum number of Shares to be issued upon conversion of Notes of that Tranche and the exercise of Warrants related to that Tranche.
“Trading Day”	means any day on which the Shares are traded on Euronext in Amsterdam, provided that “Trading Day” shall not include any day on which the Shares are scheduled to trade on such market for less than 4.5 hours (it being specified for the avoidance of doubt that any day during which there would be no effective trading would be considered as a Trading Day if this is not due to a suspension requested by the Issuer or the stock market authorities) or any day that the Shares are suspended from trading at the request of the Issuer or of the stock market authorities during the final hour of trading on such market unless such day is otherwise designated as a Trading Day in writing by the Investor.
“Tranche”	means a tranche of Notes subscribed for by the Investor.
“Warrant”	means Share subscription warrants, having the characteristics described in Schedule 4 to the Agreement, to be issued at the same time as certain series of Notes subscribed by the Investor under the Agreement.
“Warrant Exercise Notice”	means a Notice from a Warrant holder to exercise all or any of the Warrants held by it.
“Warrant Exercise Date”	means the date of delivery of a Warrant Exercise Notice.
“Warrant Exercise Price”	means shall be equal to 135% of the Market Price on the date of the applicable Request.

1.	Form

The Notes shall be in registered form and shall have a principal amount of EUR 10,000 each. Evidence of the rights of each Note holder shall be given by an inscription in its name in a register kept by the Issuer in accordance with applicable laws and regulations. The register shall further include the notice details (address and email addresses) of each Note holder and each Note holder shall notify the Issuer with three (3) calendar days’ prior notice to the Issuer of any change in address or e-mail address.

The Notes shall constitute an unsecured and unsubordinated obligation of the Issuer and, at all times so long as any Note is outstanding, will rank (subject to such exceptions as are from time to time mandatory under Dutch law) equally and rateably (pari passu) with all other present or future unsecured and unsubordinated debt of the Issuer.

2.	Enjoyment

The Notes are issued with full rights of enjoyment as from the date of their full subscription by the Investor.

3.	Assignment, transfer and absence of admission to trading of the Notes

3.1.	The Notes shall be freely tradable and transferable without the prior written consent of the Issuer, it being specified that the Notes shall not be tradable and transferable to Retail Investors. For the avoidance of doubt, in the event of a transfer of Notes to a third party, the said third party shall covenant to comply with the abovementioned transfer limitation.

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3.2.	To be effective vis-à-vis the Issuer, any transfer of the Notes shall be notified to the Issuer for inclusion in the register of Note holders and the transferor shall be deemed to be the holder of such Notes until the name of the transferee is entered into the Note holders register in respect thereof.

3.3.	Any transferee that becomes a Note holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations as set forth in this Schedule 2.

3.4.	The Notes will not be admitted to trading on any financial market or included in any clearing system.

4.	Maturity

Each Note shall have a duration of twelve (12) months as from its date of issuance (the "Maturity Date"). If a Note has not been converted into Shares prior to its Maturity Date, the Issuer must redeem in cash the outstanding amount under the Note on the Maturity Date.

By way of exception, the Issuer shall have the right to extend the Maturity Date by an additional 12-month period (the “Maturity Extension”), subject to the payment in cash of a complementary fee amounting to 5% of the nominal value of the Notes whose Maturity Date is extended. The Issuer shall have the right to apply up to four (4) Maturity Extensions, it being provided that the resulting extended Maturity Date shall exceed the maturity of the debt provided to the Issuer by the European Investment Bank.

5.	Interest

5.1.	The Notes shall accrue no interest.

5.2.	However, in case of an Event of Default, each outstanding Note shall accrue interest at a rate of 15% p.a. from the date on which the Event of Default has occurred until the earlier of (i) the date the Event of Default is cured or (ii) the date on which it has been fully converted into Shares and/or redeemed.

5.3.	Interest on a Note shall accrue on the par value and shall be computed on the basis of a 360-day year and twelve 30-day months.

6.	Redemption

6.1.	Unless converted or previously redeemed pursuant to Paragraph 6.2 of this Schedule 2, each Note shall be redeemed at 100 percent of its principal amount and interests, if any, on the Maturity Date. The Issuer shall have no right to early redeem any Note.

6.2.	At the Note holder’s discretion, the Issuer is required to early redeem all or any Notes held by the applicable Note holder in the following circumstances:

(i)	failure to issue new Shares to each Note holder in accordance with the terms of the Agreement; or
(ii)	the occurrence of an Event of Default under the Agreement.

6.3.	Upon exercise of Warrants, at the Note holder’s discretion, Notes (made due and payable at their par value to this effect) may be prepaid by way of set-off against all or part of the amount due by the Note holder to the Issuer as a result of the aggregate Warrant Exercise Price due and payable by the Note holder on the Warrant Exercise Date.

6.4.	In the event of redemption, the Issuer shall pay to each Note holder the aggregate outstanding principal amount of its Notes and interest, if any, in accordance with Paragraph 7 of this Schedule 2.

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7.	Payment

Repayment of principal and interest, if any, (unless converted into Shares and/or redeemed in cash pursuant to Paragraph 6.2 of this Schedule 2) of the Notes shall be made on the applicable date by the Issuer to each Note holder, in cash, by wire transfer to a bank account notified by the Note holder to the Issuer, in immediately available, freely transferable funds in Euros.

8.	Conversion: termination of conversion rights

8.1.	Conversion of the Notes; Conversion Period

Unless its Conversion rights have expired pursuant to Paragraph 8.5 of this Schedule 2, each Note holder shall have the right at its option, and effective at any time starting on the issuance date of the Notes, up to and including the Maturity Date or failing compliance with Paragraph 7 of this Schedule 2, until the date on which the Notes are fully redeemed (the "Conversion Period"), to convert all or any of the Notes into new Shares (to “Convert”, or a “Conversion”), and to determine the number of Notes to be converted, and the corresponding aggregate principal amount and interest, if any, so converted (the “Conversion Amount”).

Each Note holder is allowed to make multiple Conversions of Notes, it being specified that each Note can be Converted once only.

8.2.	Conversion Date; Notice

Each Note holder may Convert all or any of its Notes on any Trading Day of its choice during the Conversion Period, effective at the date of delivery to the Issuer of a Conversion Notice in accordance with Paragraph 8.1 of this Schedule 2 (the "Conversion Date"). Between the period of receipt of a Coverage Level Notification and the end of the EGM held in connection therewith, a Note holder shall not be entitled to Convert Notes for a Conversion Amount which would result in the number of Shares having to be issued upon such Conversion exceeding the number of Shares the Issuer has approved for issuance to the Investor and Note Holders as notified to the Note holders in the latest Coverage Level Notification.

On each chosen Conversion Date, each Note holder shall Convert all or any of its Notes by giving Notice to the Issuer (the “Conversion Notice”), using the form attached in Schedule 3 and specifying its choice of a number of Notes to be Converted.

Following a Conversion, the Issuer, after updating the register where the Notes are registered, shall in turn (i) issue the Shares and instruct the Agent to have such shares credited to the securities account specified by the Note holder in the relevant Conversion Notice and (ii) update the follow-up table on its website.

The Issuer may at all times satisfy its obligation to issue or deliver Shares to a Note holder upon a Conversion by delivering existing Shares instead of issuing new Shares.

8.3.	Conversion ratio

Upon a Conversion the number of new Shares issued by the Issuer to the relevant Note holder in accordance with Paragraphs 8.1 and 8.2 of this Schedule 2 will be calculated as the Conversion Amount divided by 93% of the Market Price on the applicable Conversion Date (the “Conversion Price”).

The Conversion Price will be determined to two decimals places and rounded down to the nearest 100th.

If the issuance of new Shares would result in the issuance of a fraction of a Share, the Issuer shall round such fraction of a Share down to the nearest whole Share. The aggregate nominal value of the Shares to be issued upon a Conversion shall be paid up by way of set-off against the aggregate Conversion Amount, with the difference being treated as unstipulated share premium.

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The Issuer shall promptly deliver freely tradable Shares to the relevant Note holder upon each Conversion of Note(s), it being specified that, in any case, the reception of the Shares, by the relevant Note holder shall occur no later than three (3) Trading Days after the Conversion Date.

Upon Conversion of Notes, if the relevant Note holder does not receive the relevant Shares as provided for in the paragraph above, and if no early redemption of the Notes was requested by the relevant Note holder, at the Note holder’s discretion, the Issuer shall pay to the relevant Note holder an amount equal to the difference (if positive) between the closing price of the Share on Euronext in Amsterdam on the Conversion Date and the closing price of the Share on Euronext in Amsterdam on the day immediately prior to the date on which the relevant Shares are effectively received by the relevant Note holder, for each new Share which was issued upon the relevant Conversion of Notes.

If the Issuer is unable to issue the number of Shares required upon a Conversion due to the Issuer not having sufficient shareholders’ authorizations or sufficient authorized capital under its By-laws, and if no early redemption of the Notes was requested by the relevant Note holder, the Issuer shall have the obligation to satisfy the number of Shares which it is unable to issue upon Conversion in cash, by paying to the Note holder, within three (3) Trading Days following the Conversion Date, an amount equal to the number of Shares it is not able to issue multiplied by the closing Share price on Euronext in Amsterdam on the Conversion Date.

Provided that no early redemption was requested by the relevant Note holder, if the Conversion cannot be satisfied in full by issuing Shares up to the Share Issue Cap, the Issuer shall have the right, subject to having sufficient Shares approved for issuance, to satisfy the shortfall in Shares by giving Notice to such effect within two (2) Trading Days following the Conversion Date and the obligation to pay a cash amount equal to any remaining shortfall in Shares multiplied by the closing Share price on Euronext in Amsterdam on the Conversion Date within three (3) Trading Days following the Conversion Date.

Any payment to a Note holder made by the Issuer in accordance with Paragraph 8.3 of this Schedule 2 shall be made by the Issuer to the relevant Note holder in cash, by wire transfer to a bank account notified by the relevant Note holder to the Issuer, in immediately available, freely transferable funds in Euros.

8.4.	Rights attached to the Shares

The new Shares issued upon Conversion of the Note(s) shall be subject to all provisions of the By-laws. The new Shares shall be admitted to trading on Euronext in Amsterdam and Euronext in Brussels as from their issuance, will carry immediate and current dividend rights and will be fully fungible with the existing Shares.

8.5.	Termination of conversion right

The right of each Note holder to Convert the Notes pursuant to this Paragraph 8 shall terminate on the date on which the Notes are fully redeemed and/or converted into Shares.

9.	Governing Law and Jurisdiction

This Schedule 2 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Dutch law. Any dispute arising in connection herewith shall be subject to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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Schedule 3

FORM OF CONVERSION NOTICE

VIA EMAIL

CURETIS N.V.

Address: Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany

Attention to: Oliver Schacht, Achim Plum, Johannes Bacher, Heiko Schorr and Bernd Bleile

E-mail addresses: oliver.schacht@curetis.com / achim.plum@curetis.com / johannes.bacher@curetis.com / heiko.schorr@curetis.com / bernd.bleile@curetis.com

Phone number: +49 70314919510

Conversion Notice date: [∙]

Please find below a Note holder’s notification with respect to the agreement for the issuance of and subscription to notes convertible into shares and share subscription warrants dated October 2, 2018 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Notes Converted	[∙]
2	Conversion Amount (equal to the global par value and interest, if any, of the Converted Notes)	EUR [∙]
3	Trading Days constituting the Pricing Period[2]	[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙],[∙]
4	Lowest Daily VWAP during the Pricing Period	EUR [∙]
5	Conversion Price (rounded down to the nearest 100th), being 93% of the lowest Daily VWAP during the Pricing Period	EUR [∙]
6	Number of Shares (rounded down) due to the Note holder equal to (2)/(5)	[∙]

Please have the Shares credited to the following securities account at:

Account in the name of:

Personal account number:

LEI code

BIC Beneficiary:

EGSP account at Euroclear Nederland:

BIC code Custodian:

[Code Bank: Only applicable for deliveries to France]

[Code Guichet: Only applicable for deliveries to France]

[Etablissement : Only applicable for deliveries to France]

Contact person Custodian:

Email :

Sincerely,

[Name of the Note holder]

______________________

[2] Trading Days during which the Investor (or the relevant Note holder, as the case may be) has not sold any Share in the market among the ten (10) consecutive Trading Days immediately preceding the Conversion Date.

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Schedule 4

CHARACTERISTICS OF THE WARRANTS

Definitions:

“Agent”	means ABN AMRO Bank N.V., the listing agent and ENL issuing agent for Euroclear for the Issuer.
“Agreement”	means the agreement for the issuance of and subscription to Notes and Warrants between the Issuer and the Investor dated October 2, 2018, as may be amended from time to time.
“approved for issuance”	means in relation to Shares that no further approvals from the General Meeting are required for the Issuer to issue, or grant rights to subscribe for, such Shares and to exclude any pre-emption rights in connection therewith.
“By-laws”	means the articles of association (statuten) of the Issuer, as may be amended from time to time.
“Daily VWAP”	means, as of any Trading Day, the daily volume weighted average price of the Share on Euronext in Amsterdam as reported by Euronext Amsterdam N.V.
“Euroclear”	means Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V.
“Euronext in Amsterdam”	means the regulated market of Euronext Amsterdam N.V.
“Euronext in Brussels”	means the regulated market of Euronext Brussels SA/NV.
“Investor”

means YA II PN, LTD, a limited liability company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services, Ugland House, George Town, Grand Cayman, and its principal office at 1012 Springfield Avenue Mountainside, NJ 07092, USA.

“Issuer”

means CURETIS N.V., a Dutch public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands, and its office address at Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany, and registered with the trade registry of the Dutch Chamber of Commerce under number 64302679.

“Note(s)”	means notes convertible into Shares and having the characteristics described in Schedule 2 to the Agreement.
“Notice”	means any notice, demand, consent, waiver or other communication required, given or made under the Agreement, which shall be made in writing and shall be duly signed on behalf of the party from which it originates.
“Request”	means the request by the Issuer to the Investor for the disbursement of a Tranche in the form attached as Schedule 6 to the Agreement.
“Retail Investors”	means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended).

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“Share Issue Cap”	means, in respect of a Tranche, the maximum number of Shares to be issued upon conversion of Notes of that Tranche and the exercise of Warrants related to that Tranche.
“Shares”	means ordinary shares with a par value of EUR 0.01 each in the capital of the Issuer.
“Trading Day”	means any day on which the Shares are traded on Euronext in Amsterdam, provided that “Trading Day” shall not include any day on which the Shares are scheduled to trade on such market for less than 4.5 hours (it being specified for the avoidance of doubt that any day during which there would be no effective trading would be considered as a Trading Day if this is not due to a suspension requested by the Issuer or the stock market authorities) or any day that the Shares are suspended from trading at the request of the Issuer or of the stock market authorities during the final hour of trading on such market unless such day is otherwise designated as a Trading Day in writing by the Investor.
“Tranche”	means a tranche of Notes subscribed for by the Investor.
“VWAP”	means the volume weighted average price (as reported by Euronext Amsterdam N.V).
“Warrant(s)”	means Share subscription warrants, having the characteristics described in this Schedule 4, to be issued at the same time as certain series of Notes subscribed by the Investor under the Agreement.

1.	Form

The Warrants shall be issued in registered form. Evidence of the rights of any holder of the Warrants shall be given by an inscription in its name in a register kept by the Issuer in accordance with applicable laws and regulations. The register shall further include the notice details (address and email addresses) of each Warrant holder and each Warrant holder shall notify the Issuer with three (3) calendar days’ prior notice to the Issuer of any change in address or e-mail address.

2.	Enjoyment

Subject to the terms and conditions of this Agreement, the Warrants are issued with full rights of enjoyment as from the date of their issuance (i.e. as from the date of the subscription of the relevant Notes by the Investor).

3.	Assignment, transfer and absence of admission to trading of the Warrants

3.1.	The Warrants shall be freely tradable and transferable without the prior written consent of the Issuer, it being specified that the Warrants shall not be tradable and transferable to Retail Investors. For the avoidance of doubt, in the event of a transfer of Warrants to a third party, the said third party shall covenant to comply with the abovementioned transfer limitation.

3.2.	To be effective vis-à-vis the Issuer and third parties, any transfer of Warrants shall be registered in the Warrant holders register kept by the Issuer and the transferor of any Warrants shall be deemed to be the holder of such Warrants until the name of the transferee is entered into the Warrant holders register in respect thereof.

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3.3.	Any transferee that becomes a Warrant holder, by whatever means and for whatever reason, shall have the benefit of, and be subject to, all of the rights and obligations as set forth in this Schedule 4.

3.4.	The Warrants will not be listed or admitted to trading on any financial market or clearing system.

4.	Term

The Warrants shall automatically expire three (3) years after their respective issuance date.

5.	Exercise

5.1.	Exercise of the Warrants into Shares of the Issuer; Exercise Period

The Investor or any transferee of Warrants shall have the right at its option, and effective at any time during three (3) years after their respective issuance date (the "Warrant Exercise Period"), to exercise all or any of the Warrants to subscribe for new Shares.

Any Warrant holder is allowed to make multiple exercises of Warrants, it being specified that each Warrant can be exercised once only.

5.2.	Exercise Date; Exercise Notice

Any Warrant holder may exercise all or any of its Warrants on any Trading Day of its choice effective at the date of its delivery of a Warrant Exercise Notice (the "Warrant Exercise Date") during the Warrant Exercise Period.

On each chosen Warrant Exercise Date, any Warrant holder shall exercise all or any of the Warrants by giving Notice to the Issuer (the “Warrant Exercise Notice”), using the form attached in Schedule 5.

The Issuer, after updating the Warrant register, shall issue the Shares and instruct the Agent (as defined in Schedule 2) to have such shares credited to the securities account specified by the Warrant holder in the relevant Warrant Exercise Notice. The issuance of the new Shares upon exercise of Warrants shall occur within three (3) Trading Days following the Warrant Exercise Date provided that on or before the Warrant Exercise Date (i) the Issuer has received proof of payment of the Warrant Exercise Price for all Warrants exercised and (ii) the relevant Warrant holder has given such instructions to such financial institutions involved in the delivery of the new Shares as the Agent has requested from such Warrant holder.

The Issuer may at all times satisfy its obligation to issue or deliver Shares to a Warrant holder upon the exercise of Warrants by delivering existing Shares instead of issuing new Shares.

5.3.	Exercise Ratio – Exercise Price

Each Warrant will give right to one (1) Share (the “Warrant Exercise Ratio”) subject to any adjustment made in accordance with Paragraph 6 of this Schedule 4.

For the sake of clarity, the Warrant Exercise Ratio shall correspond to the number of Shares which may be issued upon exercise of one (1) Warrant.

The new Shares resulting from the exercise of the Warrants shall be issued upon receipt of the proof of payment by the Warrant holder, in cash or by way of set-off (through remittance to the Issuer at their par value plus accrued interest of Notes due and payable and still outstanding or made due and payable to this effect on the Warrant Exercise Date), of the exercise price of each Warrant so exercised (the “Warrant Exercise Price”), which shall be equal to 135% of the Market Price on the date of the applicable Request (it being specified that this price shall be adjusted in the event of a Share split or a Share consolidation). The difference between the aggregate nominal value of the Shares to be issued pursuant to a Warrant Exercise Notice and the aggregate Warrant Exercise Price paid in accordance with the above arrangements shall be treated as unstipulated share premium.

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The Warrant Exercise Price will be determined to two decimal places and rounded down to the nearest 100th.

The exercise of the Warrants shall not require the payment of any additional fee or charge by the Warrant holder.

Upon exercise of Warrants, if the relevant Warrant holder does not receive the relevant Shares as provided for in the paragraph above, the Issuer shall pay to the relevant Warrant holder an amount in cash equal to (i) the Warrant Exercise Ratio multiplied by (ii) the difference (if positive) between (a) the closing price of the Share on Euronext in Amsterdam on the Warrant Exercise Date and (b) the closing price of the Share on Euronext in Amsterdam on the day immediately prior to the date on which the relevant Shares are effectively received by the relevant Warrant holder, for each exercised Warrant.

If the Issuer is unable to issue the number of Shares required upon the exercise of a Warrant or Warrants due to the Issuer not having sufficient shareholders’ authorizations or sufficient authorized capital under its By-laws, the Issuer shall settle the number of Warrants for which it is unable to issue Shares upon their exercise in cash, within three (3) Trading Days following the Warrant Exercise Date, for a price equal to the intrinsic value of the relevant Warrants.

If the obligation to deliver Shares upon an exercise of Warrants cannot be satisfied in full by issuing Shares up to the Share Issue Cap, the Issuer shall have the right, subject to having sufficient Shares approved for issuance, to satisfy the shortfall in Shares by giving Notice to such effect within Two (2) Trading Days following the Warrant Exercise Date and the obligation to pay a cash amount equal to the aggregate intrinsic value of the Warrants for which no Shares were issued within 3 Trading Days following the Warrant Exercise Date.

Any payment to a Warrant holder made by the Issuer in accordance with Paragraph 5.3 of this Schedule 4 shall be made by the Issuer to the relevant Warrant holder in cash, by wire transfer to a bank account notified by the relevant Warrant holder to the Issuer, in immediately available, freely transferable funds in Euros.

5.4.	Rights attached to the Shares

The new Shares issued upon exercise of Warrant(s) shall be subject to all provisions of the By-laws. The new Shares shall be admitted to trading on Euronext in Amsterdam and Euronext in Brussels as from their issuance, will carry immediate and current dividend rights and will be fully fungible with the existing Shares.

6.	Protection of the Warrant holders

6.1.	Upon completion of any of the following transactions:
1.	issuance, with a preferential subscription right to existing shareholders, of Shares,
2.	increase in issued share capital of the Issuer, through the issuance of Shares, by capitalisation of reserves, profits or share premium, and by distribution of bonus shares,
3.	subdivision (stock split) or consolidation (reverse stock split) of Shares,
4.	distribution from reserves (in cash or in kind),
5.	allotment of bonus financial instruments other than Shares,
6.	merger by acquisition, merger, spin-off, division of the Issuer,
7.	buy-back of own Shares at a price that is higher than the Share price,
8.	distribution of exceptional dividends,
9.	modification of the Issuer’s allocation of its profits by way of the issue of preference shares,
10.	issue of Shares at less than current market price,
11.	issue of Shares at less than the applicable issue price of one Share upon exercise of Warrants,

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which the Issuer may carry out after the issue date of the Warrants, the rights of the Warrant holders will be protected by adjusting the Warrant Exercise Ratio in accordance with the following provisions.

In the event of an adjustment carried out in accordance with conditions 1 to 11 below, the new Warrant Exercise Ratio will be determined to three decimal places and rounded to the nearest 1000th (0.0005 being rounded up to the next highest 1000th). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Warrant Exercise Ratio. However, the Warrants can only result in the delivery of a whole number of Shares. In the event two or several adjustment cases apply, only the adjustment case which is the most favourable to the Warrant holder shall apply.

1. In the event of a financial transaction conferring a preferential subscription right to existing shareholders, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Share value ex-subscription right plus the value of the subscription right
Share value ex-subscription right

For the purposes of calculating this formula, the values of the Share ex-subscription right and of the subscription right will be determined on the basis of the average of the closing prices of the Shares on Euronext in Amsterdam (as reported by Euronext) falling in the subscription period during which the Shares and the subscription rights are listed simultaneously.

2. In the event of an increase in share capital of the Issuer by capitalisation of reserves, profits or share premia and by distribution of bonus Shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Number of Shares after the transaction
Number of Shares existing before the transaction

3. In the event of a subdivision or consolidation of Shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

Number of Shares after the transaction
Number of Shares existing before the transaction

4. In the event of the distribution by the Issuer from reserves (in cash or in kind), the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1

Amount of the distribution per share
Value of the share before distribution

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For the purposes of calculating this formula, the value of the Shares before distribution will be determined on the basis of the VWAP of the Shares on Euronext over the last three (3) Trading Days before the distribution.

5. In the event of an allotment of bonus financial instruments other than Shares of the Issuer, the new Warrant Exercise Ratio will be determined as follows:

•       If the right to receive financial instruments is listed on Euronext in Amsterdam, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1+	Share price ex-right
Price of the right to receive financial instruments

For the purposes of calculating this formula, the prices of the Shares ex-right and of the rights to receive financial instruments will be determined on the basis of the VWAP of the Shares on Euronext in Amsterdam over the first three (3) Trading Days as from the detachment of the financial instruments.

•       If the right to receive financial instruments is not listed on Euronext in Amsterdam, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1+	Value of the financial instruments allocated to each shares
Share price ex-right

For the purposes of calculating this formula, the price of the Shares ex-right and the value of the financial instruments will be determined on the basis of the VWAP of the Shares on Euronext in Amsterdam over the first three (3) Trading Days as from the detachment of the financial instruments.

If the financial instruments allocated are not listed on Euronext in Amsterdam, their value shall be evaluated in an independent expert’s certificate. This certificate shall be produced by an expert of international repute appointed by the Issuer, whose opinion shall not be subject to appeal.

6. In the event of merger by acquisition of the Issuer by another company or of merger of the Issuer with one or more other companies to create a new company, or in the event of a division or spin-off of the Issuer, the Warrants may be exercised into shares of the acquiring or new company or the companies resulting from any division or spin-off.

The new Warrant Exercise Ratio shall be determined by adjusting the Warrant Exercise Ratio in effect before such event by the exchange ratio of the Issuer’s Shares against the shares of the acquiring or new company or companies resulting from any division or spin-off. These companies shall be substituted to the Issuer in order to apply the above adjustment, the purpose being to maintain, where applicable, the rights of the Warrant holders in the event of financial or securities transactions, and, generally to ensure that the rights of the Warrant holders are guaranteed under the legal, regulatory and contractual conditions.

7. In the event that the Issuer makes an offer to the shareholders to buy-back its own Shares at a price that is higher than the closing price of the Shares on Euronext in Amsterdam, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect by the following formula calculated to the nearest 1000th of a Share:

Share value + pc% x (buy-back price – share value)
Share value

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For the purposes of calculating this formula:

“Share value” (i) means the average of at least ten (10) consecutive closing prices of the Shares on Euronext in Amsterdam chosen from the twenty (20) consecutive closing prices of the Shares on Euronext in Amsterdam preceding the buy-back (or the buy-back offer).

“Pc%” means the percentage of the share capital of the Issuer that has been bought back.

“Buy-back price” means the effective price of the Shares bought-back (which is by definition higher than the Share value).

8. An exceptional dividend is deemed to have been paid if, taking into account all the Issuer’s dividends per share paid in cash or in kind (before any withholding tax and excluding tax credits) since the start of a single year, the Yield per Share (as defined below) is greater than 2%, given that any dividends or parts of dividends resulting in an adjustment of the Warrant Exercise Ratio, in accordance with points 1 to 7 and 9 to 11 of this Paragraph 6.1, shall not be taken into account to determine the existence of an exceptional dividend or to determine the Yield per Share.

In the event of the distribution of an exceptional dividend, the new Warrant Exercise Ratio shall be determined by multiplying the Warrant Exercise Ratio in effect prior to the relevant transaction by the following formula:

1 + Yield per Share – 2%

In the event of payment of a dividend by the Issuer in cash or in kind (before any withholding tax and excluding tax credit) between the payment date of the Trigger Dividend (as defined below) and the end of the same financial period (an “Additional Dividend”), the Warrant Exercise Ratio shall be adjusted. The new Warrant Exercise Ratio shall be equal to the product of the Warrant Exercise Ratio in force before the start of the transaction under consideration times the factor of:

1 + Yield per Share for the Additional Dividend

For the purposes of this Paragraph 6.1, point 8:

“Trigger Dividend” shall mean the dividend from which the Yield per Share exceeds 2%.

“Prior Dividend” shall mean any dividend paid since the start of the same financial year prior to the Trigger Dividend.

“Yield per Share” shall mean the sum of the ratios obtained by dividing the Trigger Dividend and, where applicable, all the Prior Dividends by the closing price of the Share of the Issuer on the Trading Day immediately preceding the corresponding payment date.

“Yield per Share for the Additional Dividend” shall mean the ratio between the Additional Dividend (net of all dividends or parts of dividend resulting in an adjustment of the Warrant Exercise Ratio in accordance with points 1 to 7 and 9 to 11 of this Paragraph 6.1 and the closing price of the Share of the Issuer on the Trading Day immediately preceding the payment of the Additional Dividend.

9. In the event of the modification by the Issuer of the allocation of its profits as a result of the issue of preference shares, the new Warrant Exercise Ratio will be determined by multiplying the Warrant Exercise Ratio in effect prior to the preference share issue date by the following formula:

1
Reduction of the profit right per share 1 - ____________________
Value of the share before modification

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For the purposes of calculating this formula, the Share price before the modification of the allocation of profits will be determined on the basis of the VWAP of the Share on Euronext in Amsterdam over the last three (3) Trading Days immediately prior to the date of the modification.

10. If and whenever the Issuer shall issue (otherwise than as mentioned in point 1. above) any Shares (other than Shares issued upon exercise of the Warrants or conversion of the Notes or upon exercise of any other rights of conversion into, or exchange or subscription for or purchase of, Shares) and/or issue or grant (otherwise than as mentioned in point 5. above) any options, warrants or other rights to subscribe for or purchase any Shares (other than the Warrants and the Notes), in each case at a price per Share which is less than 93% of the Daily VWAP of the Share on Euronext in Amsterdam (as reported by Euronext) on the Trading Day prior to the date of the first public announcement of the terms of such issue or grant, the Warrant Exercise Ratio shall be adjusted by multiplying the Warrant Exercise Ratio in force immediately prior to such issue or grant by the following formula:

Number of Shares before the transaction + Number of Shares to be issued
Number of Shares before the transaction + Number of equivalent Shares

For the purposes of calculating this formula,

(i)	the “Number of Shares to be issued” shall mean the number of Shares to be issued pursuant to such issue of such Shares and/or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights, and
(ii)	the “Number of equivalent Shares” shall mean the number of Shares which the aggregate consideration (if any) receivable for the issue of such Shares and/or, as the case may be, for the Shares which may be issued upon exercise of such options, warrants or rights, would purchase at the closing price of the Share on Euronext in Amsterdam (as reported by Euronext Amsterdam N.V.) on the Trading Day prior to the date of the first public announcement of the terms of such issue or grant.

Such adjustment shall become effective on the date of issue of such Shares and/or, as the case may be, the issue or grant of such options, warrants or rights.

11. If and whenever the Issuer shall issue any Shares (other than Shares issued upon exercise of the Warrants or conversion of the Notes or upon exercise of any other rights of conversion into, or exchange or subscription for or purchase of, Shares) or shall issue or grant any options, warrants or other rights to subscribe for or purchase any Shares (other than the Warrants and the Notes), in each case at a price per Share which, when multiplied by 135%, is less than the Warrant Exercise Price divided by the Warrant Exercise Ratio, the Warrant Exercise Ratio shall be adjusted by multiplying the Warrant Exercise Ratio in force immediately prior to such issue or grant by the following formula:

Warrant Exercise Price / Warrant Exercise Ratio in force prior to the transaction
Consideration per Share * 1.35

For the purposes of calculating this formula,

Consideration per Share shall mean, under any given transaction, the consideration per Share at which any Shares are being issued or may be issued upon exercise of any options, warrants or other rights to subscribe for or purchase any Shares.

Such adjustment shall become effective on the date of issue or grant, as the case may be, of such Shares or such options, warrants or rights.

6.2.	Any Warrant holder exercising its rights may subscribe to a number of Shares, which is calculated by multiplying the Warrant Exercise Ratio in effect at such time by the number of Warrants exercised. If the Shares are listed and if the number of Shares calculated in this manner is not a whole number, a Warrant holder shall receive:

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-	either the nearest whole number of Shares immediately less than its entitlement and will receive a payment equal to the value of such additional fraction of a Share calculated on the basis of the closing Share price listed on Euronext in Amsterdam on the Warrant Exercise Date;

-	or the nearest whole number of Shares immediately more than its entitlement and will provide a payment equal to the value of such additional fraction of a Share calculated on the basis of the closing Share price listed on Euronext in Amsterdam on the Warrant Exercise Date.

6.3.	Notwithstanding the above, the Issuer shall not be permitted, without the prior authorisation of the Warrant holder(s), to change its legal form or corporate purpose.

7.	Governing Law and Jurisdiction

This Schedule 4 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Dutch law. Any dispute arising in connection herewith shall be subject to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

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Schedule 5

FORM OF WARRANT EXERCISE NOTICE

VIA EMAIL

CURETIS N.V.

Address: Max-Eyth-Str. 42, 71088 Holzgerlingen, Germany

Attention to: Oliver Schacht, Achim Plum, Johannes Bacher, Heiko Schorr Bernd Bleile

E-mail addresses: oliver.schacht@curetis.com / achim.plum@curetis.com / johannes.bacher@curetis.com / heiko.schorr@curetis.com / bernd.bleile@curetis.com

Phone number: +49 70314919510

Warrant Exercise Notice date: [∙]

Please find below a Warrant holder’s notification with respect to the agreement for the issuance of and subscription to notes convertible into shares and share subscription warrants dated October 2, 2018 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

1	Number of Warrants exercised	[∙] Warrants
2	Warrant Exercise Ratio	[∙]
3	Number of Shares to be issued upon exercise of the Warrants ((1)x(2))	[∙] Shares
4	Warrant Exercise Price	EUR [∙]
5	Global subscription price of the Shares ((4)x(1))	EUR [∙]

The global subscription price of the Shares shall be wired on the Issuer’s bank account opened with ABN AMRO Bank N.V. whose details are as follows:

Account holder: CURETIS NV

IBAN: NL72 ABNA 0556 5699 38

BIC SWIFT: ABNANL2A

Bank: ABN AMRO Bank N.V.

Please have the Shares credited to the following securities account:

Account holder: [●]

Legal Entity Identifier (LEI): [●]

Bank: [●]

[format of Account details to be verified with ABN AMRO]

Sincerely,

[Name of Warrant holder]

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Schedule 6

REQUEST FOR THE DISBURSEMENT OF A TRANCHE OF NOTES

VIA EMAIL

YA II PN, LTD

1012 Springfield Avenue Mountainside

NJ 07092, USA

Attention to: Saad Gilani

E-mail addresses: sgilani@yorkvilleadvisors.com and legal@yorkvilleadvisors.com

Dear Sirs,

We refer to the agreement for the issuance of and subscription to notes convertible into shares and share subscription warrants dated October 2, 2018 (the “Agreement”).

All terms written with a capital initial letter shall have the definition ascribed to them in the Agreement.

[We hereby submit a Request, in accordance with Clause 3.1 of the Agreement, for the disbursement of a Tranche of Notes amounting to a global principal amount of EUR [∙].

On [∙], in [∙]

Sincerely,

CURETIS N.V.
Oliver Schacht	Achim Plum	Johannes Bacher
Chief Executive Officer	Chief Business Officer	Chief Operating Officer

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